As filed with the Securities and Exchange Commission on November 27, 2002	Registration No. 33-__________

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
_____________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
_____________________

LEADING BRANDS, INC.

(Exact name of Registrant as specified in its charter)
British Columbia (Canada)	N/A
(State or other jurisdiction	(I.R.S. Employee I.D. Number)
of incorporation or organization)

160 - 7400 River Road
Richmond, British Columbia Canada V6X 1X6
(Address of Principal Executive Office, including Zip Code)

STOCK OPTION AGREEMENTS
(Full title of Plan)

Ralph D. McRae
7400 River Road
Richmond, British Columbia, Canada V6X 1X6
(Name and Address of Agent for Service)

        (604) 214-2722
(Telephone number, including area code, of agent for service)

Copies to:

Les Woodward, Esq.
Davis, Graham & Stubbs
370 Seventeenth Street, Suite 4700
Denver, CO 80201
(303) 892-7392

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (U.S. dollars)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock	2,773,019	$1.00	$2,773,019	$255.12
Common Stock	640,000	$1.70	1,088,000	100.10
Common Stock	20,000	$0.83	16,600	1.53
Common Stock	40,000	$2.00	80,000	7.36
Common Stock	30,000	$0.97	29,100	2.68
Common Stock	75,000	$0.91	68,250	6.28
Common Stock	50,000	$1.87	93,500	8.60
Common Stock	60,000	$1.78	106,800	9.83
Common Stock	10,000	$2.38	23,800	2.19
Common Stock	2,500	$1.69	4,225	0.39
Common Stock	200,000	$1.00	200,000	18.40
Common Stock	200,000	$1.25	250,000	23.00

	4,100,519		$4,733,294	$435.48

(1)	This number represents certain options and warrants granted pursuant to individual agreements.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based on the price at which the options and warrants may be exercised.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                  Incorporation of Documents by Reference.

The following documents of Leading Brands, Inc. (the "Company") previously filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated into this Registration Statement by reference:

1	.	The Company's Annual Report on Form 20-F for the fiscal year ended February 28, 2002 filed with the Securities and Exchange Commission on July 17, 2002

2	.	The Company’s 6-K for the month ended March 2002 filed with the Securities and Exchange Commission on April 5, 2002

3	.	The Company’s 6-K for the month ended April 2002 filed with the Securities and Exchange Commission on May 6, 2002

4	.	The Company’s 6-K for the month ended May 2002 filed with the Securities and Exchange Commission on June 5, 2002

5	.	The Company’s 6-K for the month ended June 2002 filed with the Securities and Exchange Commission on July 5, 2002

6	.	The Company’s 6-K for the month ended July 2002 filed with the Securities and Exchange Commission on August 6, 2002

7	.	The Company’s 6-K for the month ended August 2002 filed with the Securities and Exchange Commission on September 6, 2002

8	.	The Company’s 6-K for the month ended September 2002 filed with the Securities and Exchange Commission on October 7, 2002.

9	.	The Company’s 6-K for the month ended October 2002 filed with the Securities and Exchange Commission on November 6, 2002.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.                 Description of Securities.

Not applicable

Item 5.                 Interests of Named Experts and Counsel.

Not applicable

Item 6.                 Indemnification of Directors and Officers.

The Company's Articles provide, among other things, that, subject to the Company Act (British Columbia), the Company will indemnify each and every director, secretary or assistant secretary and each and every former director, secretary or assistant secretary of the Company against all reasonable losses, costs, charges and expenses properly incurred, including any amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding by reason of his having been a director or secretary or assistant secretary of the Company.

The Company's Articles further provide that the Company may, if permitted by law, indemnify any person who serves or has served as a director, officer, employee or agent of the Company, or of any corporation of which the Company is a shareholder. Further, the Company is authorized by its Articles to purchase and maintain insurance for the benefit of any person who is or was serving as a director, officer, employee or agent of the Company or of any corporation of which the Company is a shareholder, against any liability which may be incurred by him in that capacity.

Under Section 128 of the Company Act (British Columbia), any indemnity provided by the Company to the following persons is subject to court approval:

(a)	a director or former director of the Company;
(b)	a director or former director of any corporation of which the Company is or was a shareholder;
(c)	the heirs and personal representatives of any person mentioned in paragraph (a) or (b);
(d)	an officer or former officer of the Company or of a corporation of which the Company is or was a shareholder.

The Company may indemnify such person against all reasonable costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the person is made a party because of being or having been a director or officer, including an action brought by the Company or corporation. Indemnification is only possible under Section 128 of the Company Act (British Columbia) if: (a) the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director or officer; and (b) in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing that the person's conduct was lawful.

Item 7.                 Exemption from Registration Claimed.

Not Applicable.

Item 8.                 Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

4.1	Employee Stock Option: Form of Incentive Stock Option Agreement between the Company and various employees with variations as to the date of the agreement, the number of options granted, the strike price per share, the vesting date, the vesting period and the expiry date. This form of agreement reflects options granted to employees of the Company.

4.2	Director Stock Option: Form of Incentive Stock Option Agreement between the Company and certain directors of the Company with variations as to the date of the agreement, the number of options granted, the strike price per share, the vesting date and the expiry date. This form of agreement reflects options granted to directors of the Company.

4.3	Consultant Stock Option: Form of Incentive Stock Option Agreement between the Company and certain consultants with variations as to the date of the agreement, the number of options granted, the strike price per share, the vesting date, the vesting period and the expiry date. This form of agreement reflects options granted to consultants of the Company.

4.4	Share Purchase Warrant: Form of Share Purchase Warrant granted to certain officers and employees of the Company with variations as to the date of the agreement, the number of shares, the price per share and the expiry date.

5.1	Opinion and consent of McCullough O'Connor Irwin

23.1	Consent of BDO Dunwoody LLP

23.1	Consent of Deloitte & Touche LLP

Item 9.                 Undertakings.

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effectiveamendment to this registration statement to include any material information with respectto the plan of distribution not previously disclosed in the registration statement or anymaterial change to such information in the registration statement;

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, eachsuch post-effective amendment shall be deemed to be a new registration statementrelating to the securities offered therein, and the offering of such securities at that timeshall be deemed to be the initial bona fide offering thereof.

(c)	For purposes of determining any liability under the Securities Act, each filing of theRegistrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, thatis incorporated by reference in the registration statement shall be deemed to be a newregistration statement relating to the securities offered therein, and the offering of suchsecurities at that time shall be deemed to be the initial bona fide offering thereof;

(d)	To remove from registration by means of a post-effective amendment any of thesecurities being registered which remain unsold at the termination of the offering.

(e)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, British Columbia, Canada, on November 26, 2002.

LEADING BRANDS, INC.

By:	/s/ Ralph D. McRae
Ralph D. McRae
Chairman, President and CEO

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Ralph McRae and Derek Henrey or any of them, with full power to act alone as his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ralph D. McRae	Chairman, President, CEO	November 26, 2002
Ralph D. McRae

/s/ Derek Henrey	Chief Financial Officer (and	November 26, 2002
Derek Henrey	principal accounting officer)

/s/ Peter Buckley	Director	November 26, 2002
Peter Buckley

/s/ Iain Harris	Director	November 26, 2002
Iain Harris

/s/ Jonathan Merriman	Director	November 26, 2002
Jonathan Merriman

EXHIBIT INDEX

Exhibit No.	Description

4.1	Employee Stock Option: Form of Incentive Stock Option Agreement between the Company and various employees with variations as to the date of the agreement, the number of options granted, the strike price per share, the vesting date, the vesting period and the expiry date. This form of agreement reflects options granted to employees of the Company.

4.2	Director Stock Option: Form of Incentive Stock Option Agreement between the Company and certain directors of the Company with variations as to the date of the agreement, the number of options granted, the strike price per share, the vesting date and the expiry date. This form of agreement reflects options granted to directors of the Company.

4.3	Consultant Stock Option: Form of Incentive Stock Option Agreement between the Company and certain consultants with variations as to the date of the agreement, the number of options granted, the strike price per share, the vesting date, the vesting period and the expiry date. This form of agreement reflects options granted to consultants of the Company.

4.4	Share Purchase Warrant: Form of Share Purchase Warrant granted to certain officers and employees of the Company with variations as to the date of the agreement, the number of shares, the price per share and the expiry date.

5.1	Opinion and consent of McCullough O'Connor Irwin

23.1	Consent of BDO Dunwoody LLP

Consent of Deloitte & Touche LLP